Exhibit 99.1

                        GENERAL RALPH E. "ED" EBERHART
                         JOINS VSE BOARD OF DIRECTORS

       Alexandria, Virginia, August 20, 2007 - VSE Corporation (NASDAQ: VSEC) announced today that retired U.S. Air Force General Ralph E. "Ed" Eberhart, former commander in chief, North American Aerospace Defense Command (NORAD) and U.S. Northern Command, has been appointed to the company's Board of Directors.

       Don Ervine, VSE Chairman, President and CEO/COO said, "Ed Eberhart completed a distinguished military career of over 36 years in 2005. He brings proven national and international leadership and defense security knowledge and experience to our Board. We look forward to his contributions."

       General Eberhart entered the Air Force in 1968 as a graduate of the U.S. Air Force Academy. During his Air Force career, he commanded a flight, squadron, wing, numbered air force and two major commands, as well as one sub-unified command, two unified commands, and one bi-national command. In addition, after 9/11 he was selected to stand-up and be the first commander of U.S. Northern Command.

       On separation from service, General Eberhart was appointed and continues to serve as President of the Armed Forces Benefit Association (AFBA) and as Chairman and Director of 5Star Bank, 5Star Life Insurance Company, AFBA 5Star Investment Management Company, and AFBA 5Star Fund, Inc. He also serves as an Advisory Board Member for The Spectrum Group, and ICX Technologies, and he is a director of ObjectVideo, Eid Passport, and TERMA, North America, Inc.

       VSE's Board now has eight members, seven of whom are independent, non-employee directors. General Eberhart is expected to serve as a member of the Board's planning, compensation, and nominating and corporate governance committees.

       VSE is a diversified professional services company established in 1959. The Company provides engineering, systems integration, scientific, and management solutions to customers in the defense, homeland security, law enforcement, energy, and environmental industries. With executive offices in Alexandria, Virginia, VSE's staff numbers more than 1,100 employees supporting clients at locations and facilities across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at (703) 317-5202.

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       News Contact:  C. S. Weber, CAO, (703) 329-4770